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                                                                   EXHIBIT 10.18


August 13, 2001


Arthur R. Brown
8103 North Bridge Way
Maumee, OH  43537


Dear Art:

On behalf of Wabash National, I am pleased to offer you the position of Vice President & Chief Operating Officer located in Lafayette, IN. In this position, you will report directly to the Chief Executive Officer.

As the VP & COO, you will be considered a full partner peer with top management and will be allowed to recruit and build your team. The functions reporting to you will be: All Manufacturing encompassing four (4) manufacturing locations (Indiana, Iowa, Arkansas, Tennessee), Industrial Engineering, Purchasing, Manufacturing Engineering and Quality.

The MINIMUM base salary for this exempt position is $25,000 per monthly pay period, which converts to $300,000 annually. In addition, you will receive a guaranteed bonus in the amount of $100,000 for FY2001. This amount will be paid to you in February 2002. Going forward, you will be eligible to participate in the annual Bonus Plan with a minimum target level of 50% of your base annual salary.

This offer of employment includes the following terms and conditions:

- You must successfully complete and pass a company provided drug screen and physical

- You are eligible for Wabash National benefits beginning your first day of employment

- A sign on bonus equal to $100,000 will be paid to you within thirty (30) days from the start of your employment

- Four (4) weeks of annual vacation. You will receive a prorated amount of eight (8) days for the balance of FY 2001

- Wabash National will cover the full cost to enter and complete the Executive MBA program at Purdue University regardless of employment status as long as you are not released for gross misconduct or voluntarily terminate your employment


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-    Stock options - 5k restricted stock and 10k options, each vesting over three (3) years - 100k of Phantom, or equivalent, stock issued immediately at the start of employment at current market price - vesting will be over three (3) years

- If your employment terminates for any reason at the discretion of the Company, other than for reasons of gross misconduct (i.e., theft, fraud, etc.), you will vest automatically in all restricted stock, stock options and Phantom Stock

- Full relocation package to include all closing costs on both ends, moving all goods, storage, temporary living for ninety (90) days, home buy out and 3 points, reimbursement will be grossed up for tax purposes

- You will be guaranteed 2 years of employment from your date of hire, or pay in lieu of, if released. In addition, you will be guaranteed a two (2) year severance package (base salary) if you are released from employment by the company for any reason other than gross misconduct

All associates of Wabash National are considered employees at will. Nothing contained in this offer of employment or any other document provided to you is intended to be, nor should be, construed as a guarantee that employment, compensation, or any benefit will be continued for any period of time greater than those stipulated in this document.

Art, provided you are in agreement and understand the terms and conditions of this employment offer, please endorse the enclosed copy of this letter and return to me. We are pleased to make you this offer and look forward to your joining our Wabash National Team. If you have any questions, please feel free to contact me at 765-771-5300.


Best Regards,


Richard E. Dessimoz
Acting CEO




I understand and accept the terms and conditions contained in this employment offer.


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Arthur R. Brown                                    Date